EXHIBIT 99.1

HSN, Inc. Reports Second Quarter 2016 Results

HSNi Results for the Second Quarter 2016:

  Net sales decreased 4%
  Digital sales up 2% with sales penetration of 53%
  Diluted EPS was $0.50; Adjusted EPS was $0.74
  Company entered into a letter of intent to sell its TravelSmith and Chasing Fireflies businesses and recorded a non-cash asset impairment charge of $20.4 million, or $0.24 per diluted share
  Company announced today that Judy Schmeling, currently COO and CFO of HSNi, has assumed the role of President of Cornerstone

ST. PETERSBURG, Fla., Aug. 04, 2016 (GLOBE NEWSWIRE) -- HSN, Inc. (NASDAQ:HSNI) reported results for the second quarter ended June 30, 2016 for HSN, Inc. (“HSNi” or “Company”) and its two operating segments, HSN and Cornerstone.

Table 1
HSNi SUMMARY RESULTS AND KEY OPERATING METRICS In millions, except per share and average price point amounts)
	Q2 2016	Q2 2015	Change
Net Sales	$854.3	$885.6	(4%)

GAAP results:
Operating Income	$46.2	$70.7	(35%)
Net Income	$26.4	$41.6	(36%)
Diluted EPS	$0.50	$0.78	(36%)

Non-GAAP results: (a)
Adjusted EBITDA	$82.4	$90.0	(8%)
Adjusted Net Income	$39.3	$43.5	(10%)
Adjusted EPS	$0.74	$0.81	(9%)

Average price point	$66.40	$67.02	(1%)
Units shipped	14.2	14.7	(3%)
Gross profit rate	36.5%	38.0%	(150 bps)
Return rate	15.8%	16.2%	40 bps
Digital sales penetration	52.6%	49.9%	270 bps

(a) See reconciliation of Non-GAAP to GAAP measures in Table 4.

Second Quarter 2016 Results vs Second Quarter 2015 Results

  HSNi’s net sales decreased 4% to $854.3 million.  HSN’s net sales decreased 3% to $557.2 million.  Cornerstone’s net sales decreased 5% to $297.1 million.  HSNi's digital sales grew 2% with penetration increasing 270 basis points to 52.6%.

  In the second quarter of 2016, Cornerstone initiated a formal plan to sell TravelSmith and Chasing Fireflies, two of the apparel brands within its portfolio.  In July 2016, the Company entered into a non-binding letter of intent with an exclusivity period of 30 days to sell these businesses.  Assuming the parties can reach a final agreement, the Company expects the transaction to close in the third quarter of 2016.  The Company recorded in the second quarter of 2016 a non-cash asset impairment charge of $20.4 million, or $0.24 per diluted share.

  HSNi's operating income, which includes a non-cash asset impairment charge of $20.4 million related to the assets held for sale of TravelSmith and Chasing Fireflies recorded within the Cornerstone segment, decreased 35% to $46.2 million.  HSN's operating income increased 3% to $55.1 million.  Cornerstone's operating loss was $8.9 million compared to operating income of $17.2 million in the prior year.

  HSNi’s Adjusted EBITDA decreased 8% to $82.4 million.  HSN's Adjusted EBITDA decreased 3% to $66.3 million.  Cornerstone's Adjusted EBITDA was $16.1 million, a decrease of $5.7 million.

  Diluted EPS, which includes a non-cash asset impairment charge of $0.24 per diluted share, was $0.50 compared to $0.78 in the prior year.  Adjusted EPS was $0.74 compared to $0.81 in the prior year.

  HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable September 22, 2016 to shareholders of record as of September 7, 2016.

“HSNi's results were impacted by the performance of certain merchandising categories at HSN as well as a weaker season and a greater promotional environment in the outdoor business at Cornerstone,” stated Mindy Grossman, CEO of HSN, Inc. “Recognizing that we are navigating in a challenging macro environment, we are focused on execution, combined with disciplined operating expense management and optimizing operational efficiencies.

“At HSN, we are accelerating our targeted customer acquisition strategies and intensifying our efforts to drive product demand through proprietary products, new programming, and partnerships to improve our top-line performance,” added Ms. Grossman. “At Cornerstone, we are concentrating on the brands within the portfolio that have the greatest growth opportunities, including our expanded retail distribution channels. As a result of this strategic focus, we have entered into a letter of intent to sell our TravelSmith and Chasing Fireflies businesses.

“I am also excited to announce that Judy Schmeling, currently COO and CFO of HSNi, has been appointed President of Cornerstone Brands. In addition to her new role, she will continue to serve as COO of HSNi and will remain CFO during the transition until a permanent successor is appointed. Judy has extensive strategic and financial expertise and over 20 years of experience at the company across all areas of the business. I have great confidence that she is the right leader to drive the Cornerstone business.”

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
Net Sales
HSN	$557.2	$572.3	(3%)	$1,135.5	$1,172.8	(3%)
Cornerstone	297.1	313.3	(5%)	535.5	554.7	(3%)
Total HSNi	$854.3	$885.6	(4%)	$1,671.1	$1,727.5	(3%)

Gross Profit
HSN	$197.1	$209.3	(6%)	$396.4	$416.8	(5%)
Cornerstone	114.7	127.3	(10%)	204.9	219.9	(7%)
Total HSNi	$311.8	$336.5	(7%)	$601.3	$636.7	(6%)

Operating Income (Loss)
HSN	$55.1	$53.5	3%	$104.8	$108.5	(3%)
Cornerstone	(8.9)	17.2	(152%)	(8.7)	19.3	(145%)
Total HSNi	$46.2	$70.7	(35%)	$96.0	$127.7	(25%)

Adjusted EBITDA (Non-GAAP measure) (a)
HSN	$66.3	$68.2	(3%)	$127.0	$134.4	(6%)
Cornerstone	16.1	21.8	(26%)	21.2	28.8	(26%)
Total HSNi	$82.4	$90.0	(8%)	$148.1	$163.2	(9%)

(a) See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
HSN:
Average price point	$57.26	$58.20	(2%)	$55.66	$57.74	(4%)
Units shipped (millions)	11.1	11.4	(2%)	23.2	23.4	(1%)
Gross profit rate	35.4%	36.6%	(120 bps)	34.9%	35.5%	(60 bps)
Return rate	17.4%	18.0%	60 bps	17.1%	17.8%	70 bps
Digital sales penetration	43.6%	40.3%	330 bps	43.7%	40.5%	320 bps
Cornerstone:
Average price point	$98.61	$96.38	2%	$91.20	$87.79	4%
Units shipped (millions)	3.1	3.3	(7%)	6.0	6.5	(7%)
Gross profit rate	38.6%	40.6%	(200 bps)	38.3%	39.6%	(130 bps)
Return rate	12.5%	12.7%	20 bps	12.8%	13.0%	20 bps
Digital sales penetration	69.4%	67.4%	200 bps	69.7%	67.7%	200 bps
Catalog circulation (millions)	80.7	85.9	(6%)	164.4	169.6	(3%)

HSN Segment Results for the Second Quarter 2016

HSN’s net sales were $557.2 million, a decrease of 3% from the prior year.  Sales grew in electronics and beauty, offset by decreases in other product categories and in shipping revenues.  Approximately one-third of the decline in net sales was attributable to the conclusion of a direct-response television marketing campaign in the prior quarter.  Digital sales grew 5% with penetration increasing 330 basis points to 43.6%.  The return rate improved 60 basis points to 17.4%; units shipped decreased 2%; and average price point decreased 2%.

Gross profit decreased 6% to $197.1 million.  Gross profit rate decreased 120 basis points to 35.4% primarily due to an increase in shipping promotions, higher inventory reserves and changes in product mix.  The change in rate was also negatively impacted by favorable settlements of vendor claims in the prior year.  Operating expenses decreased 9% to $142.0 million primarily due to decreases in employee-related costs and bad debt expense and a $3.0 million charge in the prior year related to the planned closure of one of HSN's distribution centers.  Excluding non-cash charges and the $3.0 million severance charge, operating expenses as a percentage of net sales were 23.5% compared to 24.7% in the prior year.

Operating income increased 3% to $55.1 million.  Adjusted EBITDA decreased 3% to $66.3 million.

Cornerstone Segment Results for the Second Quarter 2016

Cornerstone's net sales decreased 5% to $297.1 million primarily due to weakness in the outdoor category within the home brands and lower catalog circulation.  Catalog circulation decreased 6%.  Digital sales penetration increased 200 basis points to 69.4%.

Gross profit decreased 10% to $114.7 million. Gross profit rate decreased 200 basis points to 38.6% primarily due to lower product and shipping margins driven by higher promotional activity.

Operating expenses, which include the non-cash asset impairment charge of $20.4 million related to the assets held for sale of TravelSmith and Chasing Fireflies, increased 12% to $123.6 million.  Excluding non-cash charges, operating expenses decreased 6% to $98.6 million and were 33.2% as a percentage of net sales compared to 33.6% in the prior year due primarily to lower catalog and advertising costs.

Operating loss, which includes the non-cash asset impairment charge of $20.4 million, was $8.9 million compared to operating income of $17.2 million in the prior year.  Adjusted EBITDA decreased $5.7 million to $16.1 million.

Liquidity and Capital Resources

As of June 30, 2016, HSNi had cash and cash equivalents of $54.8 million compared to $63.9 million at December 31, 2015 and $74.2 million at June 30, 2015.  Net cash provided by operating activities for the six months ended June 30, 2016 increased $15.8 million to $88.1 million compared to $72.3 million in the prior year primarily due to lower investment in inventories that was partially offset by higher utilization of HSN's Flexpay offering.  During the six months ended June 30, 2016, HSNi reduced the balance outstanding under its revolving credit facility by $18.0 million.

As of June 30, 2016, total debt was $609.5 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.8x as compared to a maximum allowable leverage ratio of 3.5x.

HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable September 22, 2016 to shareholders of record as of September 7, 2016.

Since inception of its most recent share repurchase program authorized in January 2015, HSNi has repurchased a total of 1.2 million shares at an aggregate cost of $69.6 million at an average cost of $59.02 per share.  As of June 30, 2016, there were 2.8 million shares remaining under the existing share repurchase authorization.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries.  Forward-looking statements are based on management’s current expectations and assumptions which may not prove to be accurate.  Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; failure to attract and retain television viewers and secure a suitable programming tier of carriage and channel placement for the HSN television network programming; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi’s business prospects and/or strategy, including whether HSNi’s initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation, audits, claims and assessments; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi’s business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate.  All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice.  Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release.  Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements.  Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Thursday, August 4, 2016 at 9:00 a.m., Eastern Time, to discuss these results.  Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call.  There will also be a simultaneous audio webcast available via HSNi’s website at http://www.hsni.com.

A replay of the conference call can be accessed until Thursday, August 18, 2016 by dialing 855-859-2056 or 404-537-3406, plus the pass code 46663834 and will also be hosted on the company’s website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $4 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 94 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 325 million catalogs annually, operates seven separate digital sales sites and operates 14 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales	$854,308	$885,642	$1,671,074	$1,727,529
Cost of sales	542,484	549,105	1,069,772	1,090,787
Gross profit	311,824	336,537	601,302	636,742
Operating expenses:
Selling and marketing	188,056	196,104	367,217	375,309
General and administrative	46,453	58,645	96,415	111,387
Depreciation and amortization	10,701	11,085	21,227	22,334
Asset impairment	20,400	—	20,400	—
Total operating expenses	265,610	265,834	505,259	509,030
Operating income	46,214	70,703	96,043	127,712
Interest expense, net	(3,840)	(3,880)	(7,987)	(7,177)
Income before income taxes	42,374	66,823	88,056	120,535
Income tax provision	(15,929)	(25,191)	(33,026)	(45,214)
Net income	$26,445	$41,632	$55,030	$75,321

Net income per share
Basic	$0.50	$0.79	$1.05	$1.43
Diluted	$0.50	$0.78	$1.04	$1.40

Shares used in computing earnings per share
Basic	52,394	52,683	52,386	52,628
Diluted	52,941	53,675	52,930	53,718

Dividends declared per common share	$0.35	$0.35	$0.70	$10.70

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	June 30,	December 31,	June 30,
	2016	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$54,756	$63,926	$74,177
Accounts receivable, net	208,380	306,575	195,468
Inventories	416,034	428,025	448,792
Prepaid expenses and other current assets	74,131	45,402	61,241
Total current assets	753,301	843,928	779,678
Property and equipment, net	205,492	211,793	199,906
Intangible assets, net	253,622	255,268	261,863
Goodwill	9,858	9,858	9,858
Other non-current assets	13,938	13,724	10,475
TOTAL ASSETS	$1,236,211	$1,334,571	$1,261,780
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$226,806	$254,704	$222,857
Current maturities of long-term debt	25,000	25,000	12,500
Accrued expenses and other current liabilities	183,400	235,042	183,634
Total current liabilities	435,206	514,746	418,991
Long-term debt, net of current maturities and unamortized deferred financing costs	578,493	608,108	654,711
Deferred income taxes	38,900	44,498	52,223
Other long-term liabilities	21,754	20,657	21,405
Total liabilities	1,074,353	1,188,009	1,147,330
Total shareholders' equity	161,858	146,562	114,450
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,236,211	$1,334,571	$1,261,780

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities attributable to operations:
Net income	$55,030	$75,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,227	22,334
Stock-based compensation expense	10,460	9,424
Asset impairment	20,400	—
Amortization of debt issuance costs	885	1,276
Deferred income taxes	(4,705)	(3,611)
Bad debt expense	9,355	13,338
Excess tax benefits from stock-based awards	(78)	(8,251)
Other	(30)	673
Changes in current assets and liabilities:
Accounts receivable	88,421	108,998
Inventories	(11,576)	(50,087)
Prepaid expenses and other assets	(20,291)	(17,023)
Accounts payable, accrued expenses and other liabilities	(80,997)	(80,092)
Net cash provided by operating activities	88,101	72,300
Cash flows from investing activities:
Capital expenditures	(17,688)	(26,242)
Other	(1,652)	6
Net cash used in investing activities	(19,340)	(26,236)
Cash flows from financing activities:
Borrowings under term loan	—	500,000
Repayments of term loan	(12,500)	(228,125)
Borrowings under revolving credit facility	117,000	225,000
Repayments of revolving credit facility	(135,000)	(50,000)
Payments of debt issuance costs	—	(6,620)
Repurchase of common stock	(10,180)	(18,335)
Cash dividends paid	(36,600)	(561,182)
Proceeds from issuance of common stock	1,170	11,357
Tax withholdings related to stock-based awards	(1,899)	(12,218)
Excess tax benefits from stock-based awards	78	8,251
Net cash used in financing activities	(77,931)	(131,872)
Net decrease in cash and cash equivalents	(9,170)	(85,808)
Cash and cash equivalents at beginning of period	63,926	159,985
Cash and cash equivalents at end of period	$54,756	$74,177

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2016			June 30, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA (Non-GAAP measure)	$66,280	$16,121	$82,401	$68,194	$21,831	$90,025
Stock-based compensation expense	(3,867)	(1,217)	(5,084)	(3,617)	(1,151)	(4,768)
Depreciation and amortization	(7,275)	(3,426)	(10,701)	(7,590)	(3,495)	(11,085)
Asset impairment (a)	—	(20,400)	(20,400)	—	—	—
Distribution center closure (b)	—	—	—	(3,032)	—	(3,032)
Loss on disposition of fixed assets	—	(2)	(2)	(430)	(7)	(437)
Operating income	$55,138	$(8,924)	$46,214	$53,525	$17,178	$70,703
Interest expense, net			(3,840)			(3,880)
Income before income taxes			42,374			66,823
Income tax provision			(15,929)			(25,191)
Net income			$26,445			$41,632

	Six Months Ended			Six Months Ended
	June 30, 2016			June 30, 2015
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA (Non-GAAP measure)	$126,971	$21,163	$148,134	$134,384	$28,791	$163,175
Stock-based compensation expense	(7,906)	(2,554)	(10,460)	(7,226)	(2,198)	(9,424)
Depreciation and amortization	(14,278)	(6,949)	(21,227)	(15,008)	(7,326)	(22,334)
Asset impairment (a)	—	(20,400)	(20,400)	—	—	—
Distribution center closure (b)	—	—	—	(3,032)	—	(3,032)
Loss on disposition of fixed assets	(4)	—	(4)	(665)	(8)	(673)
Operating income	$104,783	$(8,740)	$96,043	$108,453	$19,259	$127,712
Interest expense, net			(7,987)			(7,177)
Income before income taxes			88,056			120,535
Income tax provision			(33,026)			(45,214)
Net income			$55,030			$75,321

(a) In the second quarter of 2016, Cornerstone recorded a non-cash impairment charge of $20.4 million related to the assets held for sale of TravelSmith and Chasing Fireflies.
(b) In the second quarter of 2015, HSN recorded $3.0 million for certain costs associated with the planned closure of one of its distribution centers.

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)
	Three Months Ended
	June 30,
	2016		2015
	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$39,262	$0.74	$43,526	$0.81
Asset impairment (a)	(12,817)	(0.24)	—	—
Distribution center closure (b)	—	—	(1,894)	(0.03)
GAAP	$26,445	$0.50	$41,632	$0.78
GAAP diluted weighted average shares outstanding		52,941		53,675

	Six Months Ended
	June 30,
	2016		2015

	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$67,847	$1.28	$77,215	$1.44
Asset impairment (a)	(12,817)	(0.24)	—	—
Distribution center closure (b)	—	—	(1,894)	(0.03)
GAAP	$55,030	$1.04	$75,321	$1.40
GAAP diluted weighted average shares outstanding		52,930		53,718

(a) In the second quarter of 2016, HSNi recorded a non-cash impairment charge of $20.4 million, or $12.8 million net of tax, related to the assets held for sale of TravelSmith and Chasing Fireflies, two brands in the Cornerstone portfolio.
(b) In the second quarter of 2015, HSN recorded $3.0 million, or $1.9 million net of tax, for certain costs associated with the planned closure of one of its distribution centers.

HSN, INC.’S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries.  Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company’s definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items.  Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi’s consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi’s consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Felise Glantz Kissell (Analysts/Investors)
727-872-7529
felise.kissell@hsn.net

Brad Bohnert (Media)
727-872-7515
brad.bohnert@hsn.net